UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                             LANIER WORLDWIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    51589L105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 5, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


   [_] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [_] Rule 13d-1(d)


                                Page 1 of 6 pages

--------------
CUSIP NO.
--------------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Harris Corporation
         IRS Identification No. 34-027860
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  N/A

                                                                       (b)  N/A
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Corporation organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
                       8,785,420
                   ------------------------------------------------------------
 NUMBER OF SHARES  6.  SHARED VOTING POWER
BENEFICIALLY OWNED     0
 BY EACH REPORTING ------------------------------------------------------------
      PERSON       7.  SOLE DISPOSITIVE POWER
       WITH:           8,785,420
                   ------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         8,785,420
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         Not Applicable
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.99%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------


                                Page 2 of 6 pages

ITEM 1.

     (a)  Name of Issuer:

          Lanier Worldwide, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          2300 Parklake Drive
          Atlanta, Georgia 30345

ITEM 2.

     (a)  Name of Person Filing:

          Harris Corporation

     (b)  Address of Principal Business Office:

          1025 West NASA Blvd.
          Melbourne, Florida 32919

     (c)  Citizenship:

          Corporation organized under the laws of the State of Delaware.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          51589L105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_] Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [_] Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [_] a parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (f) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (g) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (h)  [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box:  [X]


                               Page 3 of 6 pages

ITEM 4. OWNERSHIP.


     (a)  Number of shares beneficially owned:

          8,785,420

     (b)  Percent of Class:

          9.99%.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

                8,785,420

          (ii)  Shared power to vote or to direct the vote:

                0

          (iii) Sole power to dispose or to direct the disposition:

                8,785,420

          (iv)  Shared power to dispose or to direct the disposition:

                0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below, Harris Corporation certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, Harris Corporation certifies that the information set forth in this statement is true, complete and correct.


                                        HARRIS CORPORATION


                                        By: /s/ Richard L. Ballantyne
                                           --------------------------------
                                        Title:  Secretary

                                        Date:  November 8, 1999